Exhibit 6.11

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made by and between Pacaso Inc., a Delaware corporation (the “Company”), and the party identified on the signature page hereto as the “Contractor” (the “Contractor”) as of the date indicated on such signature page as the “Effective Date”. The Company and the Contractor are sometimes collectively referred to as the “Parties” and individually as a “Party” in this Agreement.

WHEREAS, the Company desires to engage the Contractor to provide the services more fully described on the attached Exhibit A (the “Services”);

WHEREAS, the Contractor desires to provide the Services; and

WHEREAS, the Company and the Contractor desire to establish the terms and conditions pursuant to which the Contractor shall provide the Services in this Agreement.

NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the adequacy, sufficiency and receipt of which is acknowledged by their signatures below, the Parties hereby agree as follows:

1. Appointment; Term. The Company hereby appoints the Contractor to provide the Services for a period (the “Term”) described on Exhibit A. The Contractor hereby accepts such appointment, and covenants to perform its obligations during the Term, in accordance with the terms and conditions of this Agreement. 7

2. Reasonable Efforts. The Contractor shall exercise its reasonable efforts in performing the Services during the Term and shall devote so much of its time and effort to its duties hereunder as is reasonably required. The Services may be performed on-site or off-site as the Contractor shall determine, with the work schedule being determined by the Contractor in its sole discretion. The Contractor shall maintain a record of all work undertaken or completed and report regularly to the Company in respect of its performance of the Services. The Contractor shall conform to, and abide by, all policies and procedures of the Company applicable to the Contractor, as the same are in effect from time to time.

3. Fees & Expenses. Subject to all the terms and provisions hereof, in exchange for the Services, the Company shall pay to the Contractor those fees described on the attached Exhibit A (the “Fees”) and deliver the same as likewise set forth therein. Any expenses incurred by the Contractor that are only incidental, or partially related, to its delivery of the Services shall be the sole responsibility of the Contractor. Any expenses that may be incurred by the Contractor and that are directly related to its delivery of the Services shall be preapproved by the Company, or if not preapproved, submitted for approval by the Company and, upon being approved, paid or reimbursed by the Company in the month after being so approved.

4. Confidentiality; Assignment of Inventions.

(a) Confidential Information. The Contractor acknowledges that (1) the Contractor will acquire from the Company information that, in whole or in part, includes information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers, prospective customers, key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from the Company, the Company’s sources of supply, the Company’s intellectual property, computer programs, system documentation, hardware, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, patent applications or other confidential or proprietary information or trade secrets belonging to the Company or relating to the Company’s affairs (any of the same, “Confidential Information”), (2) the Confidential Information is the property of the Company and its affiliates, (3) the Confidential Information, in any form whatsoever, derives independent economic value from not being generally known to, or readily ascertainable by, other persons, (4) the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and would cause irreparable harm to the Company and (5) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret. Except as required as part of the Contractor’s obligations hereunder, the Contractor shall maintain in strict confidence and may not, directly or indirectly, at any time during or after this Agreement is terminated, divulge, disseminate, disclose, distribute or make available to others the Confidential Information or use the Confidential Information to the Contractor own advantage, the advantage of others or the disadvantage of the Company.

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(b) Company Property. The Contractor acknowledges that any discovery, concept or idea, whether patentable or not, including, but not limited to, any apparatus, process, method, technique or formula, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates (each, an “Invention”) made or conceived of by the Contractor, either solely or jointly with others, including any employee, independent contractor, partner or other affiliate of the Contractor, for so long as this Agreement is in effect shall be the sole and exclusive property of the Company.

(c) Intellectual Property Assignment. The Contractor hereby, without royalty or any other additional consideration, (1) assigns to the Company all of the Contractor’s right, title and interest in and to the Inventions, any applications for United States and foreign letters patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon the Inventions and any United States and foreign letters patent, (2) covenants to assign to the Company all future Inventions, applications, continuations, divisions, continuations-in-part, reissues, extensions or additions pursuant to this Agreement, (3) covenants to inform the Company promptly and fully of the Inventions by written reports, setting forth in detail a description, the operation and the results achieved, (4) covenants to assist the Company or its designees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign letters patent for such Inventions as the Company may elect in its sole discretion and (5) covenants to execute, acknowledge, and deliver to the Company, at the Company’s expense, any written documents and instruments, and do any other acts, such as giving testimony in support of the Contractor’s inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign letters patent upon the Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

(d) Work for Hire. Any material and information created by the Contractor in the course of, or as a result of, the Contractor’s engagement by the Company that is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, work papers, photographs, prototypes, records, notebooks, flow charts, computer programs and source and object codes, regardless of the medium in which it is fixed (each, a “Work”) will be and remain exclusively the property of the Company. Each such Work is a “work for hire” within the meaning and purview of the Copyright Act of 1976, 17 USC § 1, and the Company may file applications to register copyright as the author thereof. The Contractor shall take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s copyright notice on such Works to secure or aid in securing copyright protection and shall assist the Company or its designees in filing applications to register claims of copyright in such works. The Contractor may not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works without the written permission from the Company.

5. Legal Relationship; Tax Matters.

(a) Legal Relationship. The Contractor is, and at all times shall be considered, an “independent contractor” and is not in any manner an employee of the Company. The Contractor is not authorized or empowered to conduct business under the name, or for the account, of the Company except as may be expressly provided in this Agreement. The Contractor is not authorized by the Company to incur obligations, sell or license goods or services, or assign or create any obligation of any kind, express or implied, on the Company’s behalf, to bind the Company in any way whatsoever or to make any promise, warranty or representation on the Company’s behalf with respect to the Company’s goods, services or any other matter except as expressly authorized in writing by the Company. The Contractor is not authorized to accept any service of process upon the Company or receive any notice of any nature whatsoever on the Company’s behalf. The Company is interested only in receipt of the Services and the conduct and the control of the Services delivered hereunder shall be determined by the Contractor, in its sole discretion.

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(b) Tax Matters. The Contractor acknowledges that the Company will report the Fees only in a manner required by law and need not, and will not, withhold therefrom any amounts whatsoever, whether for taxes or otherwise. The Contractor further acknowledges that (1) it is solely responsible for the payment of any federal, state, provincial, local or any other income tax, payroll tax, employment tax, ad-valorem tax, self-employment tax or any other assessment, charge, tariff or duty occasioned by the Company’s payment of the Fees, (2) it is solely responsible for the filing of any federal, state, provincial or local tax returns with respect to the same and (3) the Company is not responsible for the payment of any federal, state, provincial, local or any other income tax, payroll tax, employment tax, ad-valorem tax, self-employment tax or any other assessment, charge, tariff or duty occasioned by the Company’s payment of the Fees.

6. Indemnification. The Contractor shall indemnify, defend, protect and hold harmless the Company, including, without limitation, the Company’s directors, officers, employees, stockholders, agents and representatives (collectively, the “Company’s Indemnified Parties”), as of the Effective Date, from and against any and all losses and damages, including attorneys’ fees, that may be incurred by any of the Company’s Indemnified Parties arising out of, or relating to, the Services or this Agreement caused solely by the gross negligence or intentional malfeasance of Contractor. Any violation of this Agreement shall entitle the Company to an accounting and repayment of all profits, compensation, royalties, commissions, legal fees, remuneration or other benefit that the Contractor directly or indirectly may have realized, or may realize, arising out of, or relating to, any such violation or any loss by the Company of profit, compensation, royalties, commissions, legal fees, remuneration or other benefit as a result of the same. This remedy shall be in addition to, and in no way in limitation of, any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity. Company agrees to indemnify, defend, and hold harmless Contractor from and against any and all claims, liabilities, damages, losses, or expenses (including reasonable attorneys’ fees) arising out of or related to the conduct, actions, or omissions of Company, and/or its employees, agents, or representatives.

7. Termination.

(a) The Company may terminate this Agreement immediately and without notice in the event of (1) any assignment by the Contractor for the benefit of creditors, (2) the admitted insolvency of the Contractor, or the institution of voluntary or involuntary proceedings in bankruptcy, or under any other insolvency law, or for corporate reorganization, or for receivership, or for dissolution of the Contractor, (3) an attempted assignment of this Agreement by the Contractor without the Company’s express written consent or (4) any breach or default of a material term or condition of this Agreement by Contractor, which breach or default is not remedied or cured within ten (10) days after delivery by the Company of written notice thereof. Notwithstanding the language set forth above in this Section 7(a), the Company may terminate this Agreement upon delivery to the Contractor of 10 days’ written notice.

(b) The Contractor may terminate this Agreement immediately and without notice in the event of (1) an assignment by the Company for the benefit of creditors, (2) the admitted insolvency of the Company, or the institution of voluntary or involuntary proceedings in bankruptcy, or under any other insolvency law or (3) failure of the Company to pay the Fees if such failure is not remedied or cured within ten (10) days after delivery by the Contractor of written notice thereof. Notwithstanding the language set forth above in this Section 8(b), Contractor may terminate this Agreement upon delivery to the Company of 10 days’ written notice.

(c) Immediately upon any termination of this Agreement, the Contractor shall return to the Company all written material received, or taken, from the Company together with any property or material owned by the Company then or previously in the possession or control of the Contractor. Upon the Company’s request, the Contractor shall certify to the Company, in writing, that it has complied with the provisions of this Section 7(c).

8. Insurance.

(a) The Company covenants and agrees that, during the term of this Agreement, it shall list Contractor as an additional insured on its insurance policies, including without limitation its professional liability and Directors and Officers liability policies. The Company shall provide proof of such coverage upon request. The Company shall indemnify, defend, and hold harmless Contractor from and against any and all claims, actions, damages, liabilities, or expenses (including reasonable attorneys’ fees) brought by third parties arising out of or related to services provided by Contractor for Company pursuant to this Agreement. This indemnification obligation shall survive termination or expiration of the Agreement.

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9. Miscellaneous.

(a) Notices. Notices must be in writing and sent to the Party’s address set forth beneath its signature below and by (1) certified or registered mail, postage prepaid and return receipt requested, (2) commercial overnight courier service, (3) hand delivery; or (4) email with receipt acknowledged. All notices shall be deemed given three (3) business days after sent under (1) or (2), above, or on the day of delivery if hand delivered under (3) above, or on the date of acknowledgement of receipt, if sent via email under (4) above.

(b) Counterparts; Amendments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single document. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated except in a writing executed by the Parties.

(c) Waiver. Each Party shall have the right, exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive (1) the compliance of the other Party with its obligations hereunder but only to the extent said obligations are owed to the Party so waiving or (2) the satisfaction of any conditions for the waiving Party’s benefit contained herein. No waiver of any kind, by any Party, shall be deemed a waiver of any other subsequent breach or failure to satisfy any other term or condition of this Agreement. All waivers of any term, breach or condition hereof must be in writing and signed by the Party so waiving.

(d) Third Party Beneficiaries; Successors and Assigns. The provisions of this Agreement are (1) made for the benefit of the Parties and (2) except as otherwise provided in this Agreement, not intended for, and may not be enforced by, any other person or entity. Except as provided in the immediately following sentence, the terms, covenants, agreements, conditions, representations and warranties contained herein shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. This Agreement may not be assigned, and no right or obligation may be delegated, by the Contractor without the Company’s prior written consent.

(e) Governing Law; Consent to Jurisdiction. This Agreement has been made pursuant to, and shall be governed by, the laws of the State of California without regard to any conflicts of law principles.

(f) Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the Services and supersede any prior written or oral understandings or arrangements among them with respect to the same. The provisions of this Agreement shall survive the future execution of any contract between the Parties unless otherwise agreed to by the Parties therein.

(g) Legal Representation; Contract Construction. This Agreement was negotiated by the Parties and each had with the benefit of, or right to obtain, legal representation. Any rule of construction or interpretation otherwise requiring this Agreement including any Article, Section or provision of this Agreement, to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(h) Authorization to Modify Restrictions. It is the Parties’ intention that the provisions of this Agreement be enforceable to the fullest extent permissible by law and that the unenforceability of any provision, in whole or in part, shall not render unenforceable, or impair, the remaining parts and provisions of this Agreement. If any particular provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to exceed any limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum limitations permitted by applicable law, as determined by such court in such action. If such provision cannot be so reformed and is deemed unenforceable, then the unenforceability of such provision will not render unenforceable, or impair, the remainder of this Agreement and this Agreement will be considered amended in whole or part to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

(i) Injunctive Relief. The Contractor acknowledges that any breach of this Agreement may cause irreparable injury to the Company and that the Company, without the requirement of posting a bond or other security, may seek and obtain injunctive or other equitable relief against such breach or a threatened breach without prejudice to any other remedies that may be available to it.

(j) Disclosure. No Party may disclose, publicize or advertise, in any manner whatsoever, the discussions or negotiations contemplated by this Agreement without the prior written consent of the other Party, except as may be required by law.

(signature page to follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement as of the Effective Date.

Effective Date: October 1, 2025

“Company”

PACASO INC.

Sign:	/s/ David Willbrand
Name:	David WILLBRAND
Email:	[***]

“Contractor” Joe Maehler

Sign:	/s/ Joe Maehler
Name:	Joe Maehler
Email:	[***]

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Exhibit A

Term, Services & Fees

Term: October 1, 2025 through September 30, 2026

Services:

Acquisitions consulting on an as-needed basis (“Acquisitions Services”).

Serving as the Company’s broker in the State of California until a replacement can be formalized (“Broker Services”).

Fees/Compensation:

Acquisition Services:

●	$5,000/month, 10/1/25-12/31/25
●	10,000 RSUs/month, 1/1/26-9/30/26

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